EXHIBIT 1.1

GOL LINHAS AÉREAS INTELIGENTES S.A.

BYLAWS

CHAPTER I

NAME, HEADQUARTERS, JURISDICTION, DURATION AND PURPOSE

ARTICLE 1 - Gol Linhas Aéreas Inteligentes S.A. (“Company”) is a joint stock company governed by the laws and use of commerce, by these By-Laws (“Bylaws”) and applicable legislation.

1st Paragraph - Upon admission of the Company in the special listing segment called Level 2 of Corporate Governance (“Nível 2 de Governança Corporativa”) of the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”) (Stock, Commodities and Futures Exchange), the Company, its shareholders, executive officers and members of the Board of Directors and of the Fiscal Board, when installed, are bound by the provisions set forth in the Regulation of Level 2 Corporate Governance of BM&FBOVESPA (“Regulation”). The Company, its management and shareholders will also be bound by the listing and trading rules of the BM&FBOVESPA.

2nd Paragraph - The provisions in the Regulation shall prevail over the provisions in the Bylaws, in the event of loss to the rights of the investors in public offerings provided for in these Bylaws.

ARTICLE 2 - The objective of the Company is to exercise corporate control of VRG Linhas Aéreas S.A. or of its successor at any title, and by means of controlled or affiliate companies, to exploit:  (a) regular and non-regular air transportation services of passengers, cargo and mail bags, nationally or internationally, according to the concessions granted by the competent authorities; (b) complementary activities of chartering air transportation of passengers, cargo and mail bags; (c) the rendering of maintenance services, repair of aircrafts, own or third parties, motors, items and parts; (d) the rendering of services of aircraft hangar; (e) the rendering of services of attendance of patio and road, supplying of flight attendance and aircrafts cleaning; (f) the development of other activities related, connected or auxiliary to air transportation and to the other activities above described; and (g) participation in other companies, as a partner, quotaholder or shareholder.

Sole Paragraph - The transfer of the corporate control of VRG Linhas Aéreas S.A. shall be considered a change in corporate objective for purposes of exercise of the withdrawal right by the shareholders of the Company.

ARTICLE 3 - The Company’s head office is located in the City of São Paulo, State of São Paulo, at Pça.  Comandante Linneu Gomes, s/n, portaria 3, prédio 24, parte, Jardim Aeroporto, and it may open and close branches, agencies, warehouses or representation offices in any part of the Brazilian territory or abroad, by resolution of the Board of Directors.

ARTICLE 4 - The Company’s term is indefinite.

CHAPTER II

CAPITAL STOCK AND SHARES

ARTICLE 5 - The Capital Stock, fully subscribed and paid-up, is two billion, six hundred and eighteen million, fifty-six thousand and nine reais and seventy-five cents (R$2,618,056,009.75), represented by 5,174,355,497 (five billion, one hundred and seventy-four million, three hundred and fifty-five thousand, four hundred and ninety-seven) shares, of which 5,035,037,140 (five billion, thirty-five million, thirty-seven thousand, and one hundred and forty) are common shares and 139,318,357 (one hundred and thirty-nine million, three hundred and eighteen thousand, three hundred and fifty-seven) are preferred shares, all of them registered, with no face value.

1st Paragraph - The Company’s shares shall be registered, with the adoption of book-entry shares being permitted, in which case they will be held in deposit accounts opened in the name of their respective holders, with a financial institution duly authorized by the Brazilian Securities and Exchange Commission (“CVM”), it being permitted that the fee mentioned in paragraph 3, article 35, of Law nº 6.404/76, as amended, be charged to the shareholders (“Brazilian Corporate law”).

2nd Paragraph - Each common share shall be entitled to one vote in the Shareholders Meetings.

3rd Paragraph - Preferred shares shall not be entitled to voting rights, except in the case of the subjects specified in the 4th Paragraph below, the preferences and advantages consisting of the following:

a)     priority in the reimbursement of capital with respect to common shares, in the case of the liquidation of the Company, for the value per preferred share equal to the value of the Capital Stock of the Company divided by the total number of issued shares of the Company, multiplied by thirty-five (35).

b)    the right to be included in the public tender offer arising from the sale of corporate control, for the same condition and for a price per share that is equal to thirty-five (35) times the value per common share that is paid to the shareholder selling control (as defined in the Regulation);

c)     right to receive dividends per share equal to thirty-five (35) times the value of the dividends received per common share; and

d)    in case of liquidation of the Company, the right to receive, after the capital priority reimbursement and the reimbursement of the capital of the common shares have been paid, thirty-five (35) times the value attributed to each common share at the time that any remaining assets are liquidated.

4th Paragraph - Preferred shares shall be entitled the right to vote in any deliberations of the Shareholders’ Meeting concerning (the “Extraordinary Matters”):

a)     transformation, incorporation, spin-off and merger of the Company;

b)    approval of agreement between the Company and the Controlling Shareholder (as defined in the Regulation), directly or through third parties, as well as any other companies in which the Controlling Shareholder has interest, always when by operation of law or the Bylaws are deliberated in a general meeting;

c)     evaluation of goods destined to the paying up of increase of the Company’s corporate capital;

d)    choice of specialized institution or company for the determination of the Economic Value of the Company according to the definition and terms of item 10.1.1. of the Regulation;

e)     change of the Company’s corporate purpose;

f)     amendment or revocation of statutory provisions that amend or modify any of the requirements provided for in item 4.1. of the Regulation, being agreed that such voting right shall prevail while the Level 2 Corporate Governance Listing Agreement (as defined in the Regulation) is effective;

g)    amendments to or exclusion of Articles 12 through 16, paragraphs 3, 5 and 6 of Article 18, Articles 36 through 38 and 50; and

h)     any change in the voting rights determined in this paragraph and in paragraphs 5 and 8 below.

5th Paragraph - In case the Controlling Shareholder holds shares of the Company that represent, in aggregate, Participation in the Dividends (as defined below) equal to or less than fifty percent (50%), the approval of the Extraordinary Matters referred to in items (a) through (f) above by the Shareholders’ Meeting (as defined below) will depend on the prior approval by an Extraordinary Meeting, observing the applicable quorums and approvals under these Bylaws and the Regulation. Regardless of the interest held by the Controlling Shareholder, the approval of the Extraordinary Matters referred to in items (g) and (h) above by the Shareholders’ Meeting will always depend on the prior approval by an Extraordinary Meeting, observing the applicable quorums and approvals under these Bylaws and the Regulation.

6th Paragraph - If there is a shareholder withdrawal, the amount to be paid by the Company as reimbursement for the shares held by the shareholder that has exerted this withdrawal right, when authorized by Brazilian Corporate Law, shall correspond to the economic value of such shares, to be calculated according to the procedure of evaluation accepted by Brazilian Corporate Law, as amended, whenever such value is lower than the equity value calculated according to article 45 of Brazilian Corporate Law.

7th Paragraph - Observing the transfer restrictions indicated in Chapter IX of these Bylaws, the shareholders may, at any time, convert common shares into preferred shares, in the proportion of thirty-five (35) common shares to one (1) preferred share, provided that such shares are paid-up and with due regard to the legal limit.  The conversion requests shall be sent to the Board of Officers in writing.  The conversion requests, made pursuant to the terms of these Bylaws, received by the Board of Officers shall be ratified in the first meeting of the Board of Directors to be held.

8th Paragraph - Any rights conferred to the shareholders by law as a result of their ownership of a certain percentage of the capital stock may be exercised by shareholders who are owners of shares representing the same percentage in the Participation in the Dividends pursuant to these Bylaws.

ARTICLE 6 - Observing the legal limitations applicable, the Company is authorized to increase its corporate capital up to four billion Reais (R$4,000,000,000.00).

1st Paragraph - Within the limit authorized by this Section, the Company may, by resolution of the Board of Directors, increase the corporate capital, regardless of amendment to the By-Laws, either upon issuance of shares, warrants, or upon issuance of debentures convertible into stock, without respecting the proportionality between the different types of shares.  The Board of Directors shall determine the conditions for the issuance, including the price and pay-up term.

2nd Paragraph - At the Board of Directors’ discretion, the right of first refusal may be excluded or have its term for exercise reduced concerning the issuance of shares, or debentures convertible into shares, in which placement is held in the stock market or by public subscription, or even by exchange per shares, in a public offering for acquisition of corporate control, according to the provisions of law.

3rd Paragraph - The Company may, within the limit of the authorized capital established herein and according to a plan approved by the Shareholders’ Meeting (defined below), grant stock options to its officers or employees or to individuals that render services to the Company or to a company under its control.

ARTICLE 7 - The issuance of participation certificates by the Company is forbidden.

CHAPTER III
SHAREHOLDERS’ MEETINGS

ARTICLE 8 - The shareholders’ meetings (“Shareholders’ Meeting”) have authority to decide on all matters related to the purpose of the Company and take any resolutions deemed convenient to its protection and development.  Shareholder Meetings shall be called, installed and held for the purposes of and as provided for by Brazilian Corporate Law, and resolutions shall be taken according to the quorum established by law.  The minutes of the Shareholders’ Meeting shall register the number of votes submitted by shareholders entitled to vote in favor and against each item and shall indicate the total Participation in the Dividends of the shareholders who voted for and against each item.

1st Paragraph - The Shareholders’ Meeting shall be called by means of a call notice published at least fifteen (15) days prior to the first call and eight (8) days prior to the second call.

2nd Paragraph - All documents to be analyzed or discussed in the Shareholders’ Meeting shall be made available to the shareholders in the BM&FBOVESPA, as well as in the Company’s headquarters, as from the date of publication of the first call notice mentioned in the previous paragraph.

3rd Paragraph - Any shareholder may be represented at the Shareholders’ Meeting by proxy pursuant to paragraph 1 of Article 126 of Brazilian Corporate law, and the power-of-attorney granting the proxy shall conform to the law and shall be submitted to the Company at its headquarter at least three (3) days prior to the Shareholders’ Meeting.  The shareholder or his legal representative shall bear proof of identity to the Shareholders’ Meeting.

4th Paragraph - Without prejudice to the provision above, any shareholder present at the start of a Shareholders’ Meeting with the above required meetings will be entitled to participate and vote in that meeting, even if such shareholder failed to present any documents in advance.

ARTICLE 9 - The Shareholders’ Meeting shall be installed and presided by the Chairman of the Board of Directors or, upon his absence or impediment, by another member of the Board of Directors or, in the absence of either of these, by any of the Company’s officers present.

Sole Paragraph - The President of the Shareholders’ Meeting shall choose one or more secretaries.

ARTICLE 10 - The shareholders shall meet annually during the four (4) months immediately following the end of the fiscal year and they shall decide on the matters for which they are responsible as provided for by Brazilian Corporate Law.

ARTICLE 11 - The shareholders shall meet on an extraordinary basis whenever the Company’s interests require a decision by the shareholders and in the cases provided by Brazilian Corporate Law and under these Bylaws.

CHAPTER IV
EXTRAORDINARY MEETING

ARTICLE 12 - Pursuant to the terms of Paragraph 5 of Article 5 of these Bylaws, the approval of an Extraordinary Matter at a Shareholders’ Meeting may depend on the prior approval by holders of preferred shares present at an extraordinary meeting (“Extraordinary Meeting”).

ARTICLE 13 - The Extraordinary Meeting shall be called by means of a call notice published at least fifteen (15) days prior to the first call and eight (8) days prior to the second call.

Sole Paragraph - All documents to be analyzed or discussed at the Extraordinary Meeting shall be made available to the preferred shareholders at BM&FBOVESPA as well as at the Company’s headquarters, from the date that the first call notice is published pursuant to this Article.

ARTICLE 14 - The Extraordinary Meeting shall be commenced and presided by the Chairman of the Board of Directors or, upon his absence or impediment, by another member of the Board of Directors or, in the absence of either of these, by any of the Company’s officers present.

Sole Paragraph - The President of the Shareholders’ Meeting shall choose one or more secretaries.

ARTICLE 15 - The Extraordinary Meeting shall be held, on first call, with the presence of shareholders representing at least twenty-five percent (25%) of the preferred shares, and, on second call, with the presence of shareholders representing any number of preferred shares, except as provided in the Regulation.  The minutes of the Extraordinary Meeting shall register the number of votes submitted by shareholders entitled to vote in favor and against each item and shall indicate the total Participation in the Dividends of the shareholders who voted in favor and against each item.

ARTICLE 16 - Any shareholder may be represented at the Extraordinary Meeting by proxy pursuant to paragraph 1 of Article 126 of Brazilian Corporate law, and the power-of-attorney granting the proxy shall conform to the law and shall be submitted to the Company at its headquarter at least three (3) days before the date established for the Extraordinary Meeting.  The shareholder or his legal representative shall bear proof of identity to the Extraordinary Meeting.

Sole Paragraph - Without prejudice to the provision above, any shareholder present at the start of a Shareholders’ Meeting with the above required meetings will be entitled to participate and vote in that meeting, even if such shareholder failed to present any documents in advance.

CHAPTER V
MANAGEMENT

ARTICLE 17 - The Company shall be managed by a Board of Directors and a Board of Officers.

Sole Paragraph - The total aggregate compensation of the Board of Directors (as defined in the Regulation) shall be determined at the Shareholders’ Meeting, and the Board of Directors shall be responsible for determining the individual compensation of  each of the members of the Board of Directors and of the Board of  Officers.

SECTION I
BOARD OF DIRECTORS

ARTICLE 18 - The Board of Directors shall be comprised of at least five (5) and at most ten (10) members, resident or not in Brazil, appointed by the Shareholders’ Meeting and subject to dismissal by the Shareholders’ Meeting at any time, for a unified term of office of one (1) year, reelection being permitted.  The Shareholders’ Meeting shall also designate the Chairman of the Board, who may not be simultaneously the Chief Executive Officer of the Company.

1st Paragraph - Each member of the Board of Directors shall have a good reputation and the professional experience necessary to carry out its duties, and no person who has, or represents someone who has, a conflict of interest shall be elected, except with a waiver from the Shareholders’ Meeting. Without prejudice to the authority of the Shareholder’s Meeting, members of the Board of Directors should preferably have diverse business and professional qualifications, including experience managing large companies, in the civil aviation industry, in financial, accounting and risk management, investment management, commercial management and in leading boards of directors of listed companies.

2nd Paragraph - At least twenty percent (20%) of the Directors shall be Independent Directors (as defined in the Regulation) and expressly declared as such in the minutes of the Shareholders’ Meeting at which they are elected.  A Director will be also deemed as independent if elected in accordance with the provisions set forth in paragraphs 4 and 5 of Article 141 of the Brazilian Corporate Law.  In case, as a result of compliance with the above mentioned percentage, there shall be a fractional number of directors, such number shall be rounded:  (i) to the next whole number when the fraction is equal to or greater than 0.5; or (ii) to the preceding whole number when the fraction is less than 0.5.

3rd Paragraph - Without prejudice to the foregoing provisions, the following additional rules with respect to the composition of the Board of Directors shall be observed, noting that if the percentages in clauses “a” through “c” of this paragraph result in a fractional number of directors, such number shall be rounded:  (i) to the next whole number when the fraction is equal to or greater than 0.5; or (ii) to the preceding whole number when the fraction is less than 0.5.

a)     If the Controlling Shareholder, at any time, holds an amount of shares that represents a Participation in the Dividends of equal to or less than thirty-five percent (35%) and greater than fifteen percent (15%), at least forty percent (40%) of the directors shall be Independent Directors with the holders of preferred shares having the right to elect, in a separate vote, one (1) of the Independent Directors.

b)    If the Controlling Shareholder, at any time, holds an amount of shares that represents a Participation in the Dividends of equal to or less than fifteen percent (15%) and greater than seven and a half percent (7.5%), at least fifty percent (50%) of the directors shall be Independent Directors with the holders of preferred shares having the right to elect, in a separate vote, two (2) of the Independent Directors.

c)     If the Controlling Shareholder, at any time, holds an amount of shares that represents a Participation in the Dividends of equal to or less than seven and a half percent (7.5%), at least sixty percent (60%) of the directors shall be Independent Directors with the holders of preferred shares having the right to elect, in a separate vote, two (2) of the Independent Directors.

4th Paragraph - If the holders of preferred shares elect a member to the Board of Directors pursuant to paragraph 4 of Article 141 of Brazilian Corporate Law, the right described in clause “a” of the 3rd paragraph shall not be applicable, and with respect to clauses “b” and “c,” the holders of preferred shares shall have the right to elect, in a separate vote, only one (1) of the Independent Directors.

5th Paragraph - In addition to the provisions in the 3rd paragraph above, if the Controlling Shareholder, at any time, holds an amount of shares that represents a Participation in the Dividends of equal to or less than thirty five percent (35%), the Governance Committee shall be installed and shall function in accordance with the provisions of these Bylaws.

6th Paragraph - In addition to the provisions in the 3rd paragraph above, if the Controlling Shareholder, at any time, holds an amount of shares that represents a Participation in the Dividends of equal to or less than fifteen percent (15%), the Independent Directors may only be removed from office during their mandates with the prior approval of the Extraordinary Meeting.

7th Paragraph - The members of the Board of Directors shall be vested in office upon signature of the respective term, drawn up in the proper book, being the vesting in office conditioned to the signature of the Statement of Consent from Senior Managers (as defined in the Regulation).  The Directors shall, immediately after vested in office, inform the BM&FBOVESPA the amount and the characteristics of the securities issued by the Company that they hold, directly or indirectly, including its derivatives.

8th Paragraph - The members of the Board of Directors not reelected shall remain in office until their substitutes are vested in office.

9th Paragraph - Any vacancies of the members of the Board of Directors, if there are no substitutes, shall be filled at the first Shareholders Meeting that occurs after such vacancy, according to the terms of this Article 18, except if the vacancy results in the Board of Directors having less than five (5) members. In case the vacancy results in the Board of Directors having less than five (5) members, then current members of the Board of Directors shall appoint any number of additional members until the Board of Directors has five (5) members, which additional members shall be in office for the remainder of the term.

ARTICLE 19 - The Board of Directors shall meet whenever called by its Chairman or by three (3) of its members.  The Directors may participate in the Board of Directors’ meetings through conference call or video conference.

1st Paragraph - The meeting shall be called at least seven (7) days in advance, by registered mail or other written means, with a brief description of the agenda, and the attending members shall be deemed regularly called.

2nd Paragraph - Minutes of the meeting shall be recorded.

3rd Paragraph - The meetings shall be installed in the presence of at least the majority of the members of the Board of Directors, in the two (2) first calls, and with the presence of at any number of members in the third call.  The decisions shall be taken by a majority of votes among the attending members.  The Chairman is entitled to cast the deciding vote in case of a tie.

4th Paragraph - Regardless of the formalities related to its call, a meeting shall be deemed regularly called if all members attend.

5th Paragraph - The members of the Board of Officers and of the Fiscal Board (Conselho Fiscal) may attend the Board of Directors’ meetings and shall have the right to speak but not the right to vote.

ARTICLE 20 - The Board of Directors shall decide on the matters described in Section 142 of Brazilian Corporate Law as well as in these Bylaws (and, if applicable, shall speak favorably with respect to the matters of exclusive responsibility of the Shareholders’ Meeting), by the favorable vote of the majority of the members present at the meeting.

ARTICLE 21 - The Board of Directors is responsible for the following decisions:

a)     Determine the general orientation of the business of the Company;

b)    Elect and dismiss the Company’s Officers;

c)     Arrogate to itself and decide about any subject which is not of exclusive responsibility of the Shareholders’ Meeting or of the Board of Officers;

d)    Determine whether to call a Shareholders’ Meeting or an Extraordinary Meeting, whenever it deems necessary, or pursuant to article 132 of Brazilian Corporate Law;

e)     Audit the administration of the Officers, by examining, at any time, books and papers of the Company, and requesting information on agreements executed or under execution and any other acts;

f)     Elect and dismiss the independent auditors;

g)    Call the independent auditors to render the explanations deemed necessary;

h)     Analyze the Management Report and the Board of Officers’ accounts and decide about their submission to a Shareholders’ Meeting;

i)      Approve the annual and pluriannual budgets, the strategic plans, the expansion projects, and monitor their execution;

j)      Approve the incorporation of a subsidiary and the participation of the Company in the corporate capital of other companies in the country and abroad;

k)     Approve or determine the powers of the Board of Officers to approve the secured fiduciary sale or encumbrance of the Company´s permanent assets, including mortgaging, pledging, granting of lien, antichresis, surety or guarantee, confessing, waiving rights, discharging third parties´ obligations to the Company, compromising and otherwise determining, as deemed convenient, which members of the Board of Officers shall perform the authorized act, and being entitled to define cases in which the previous authorization of the Board of Directors is a necessary condition;

l)      Authorize the Company to render guarantees on behalf of third parties;

m)   Assessing and overseeing the implementation of the related party transactions policy for the Company;

n)     Authorize the opening, transfer or closing of offices, branches, facilities or other establishments of the Company;

o)    Decide about the acquisition by the Company of shares of its own issuance, to be held in treasury and/or later canceled or disposed;

p)    Grant stock options to its administrators and employees according to the terms of the plan approved by the Shareholders’ Meeting, without right of preference to the shareholders;

q)    Pass a resolution approving the issuance of secured or unsecured simple debentures, whether convertible into stock or not;

r)      Authorize the issuance of any credit instruments for the raising of funds, either “bonds”, “notes”, “commercial papers”, or others usual in the market, deciding about its conditions of issuance and redemption;

s)     At its discretion, periodically establish parameters of the amount involved, the time/term, extension of effects and others, under which certain corporate and/or financial acts, including loans of assets and liabilities, may be performed by the Board of Officers;

t)      Authorize borrowing of money or granting of loans or other credit facilities, by the Company;

u)     Decide on procedural matters regarding its activities and adopt an internal charter, observing these Bylaws and applicable law;

v)     Approve any capital increases within the Company’s authorized capital as provided for in Article 6;

w)    State its favorable or dissenting opinion with respect to any public offering for shares issued by the Company, by means of a duly substantiated opinion, disclosed within fifteen (15) days prior to the publication of the invitation to the public offering, which shall address, at least (i) the convenience and opportunity of the public offering of shares as for the interests of all the shareholders and in relation to the liquidity of the securities owned by it; (ii) the consequences of the public offering of shares on the Company’s interest; (iii) the strategic plans disclosed by the offeror in relation to the Company; (iv) other issues the Board of Directors may deem to be pertinent, as well as the information required by the applicable rules set forth by the CVM; and

x)     Define a list with the names of three firms specialized in economic evaluation of companies for preparing an appraisal report of the Company’s shares, in the cases of a public tender offer of shares for cancellation of registration of the company as a publicly-held company or for delisting from the Level 2 Corporate Governance segment of the BM&FBOVESPA.

1st Paragraph - The Company and the Directors shall, at least once a year, call a public meeting with analysts and any other interested parties, to divulge information regarding its respective economic-financial situation, projects and perspectives.

2nd Paragraph - The Board of Directors is responsible for the institution of Committees and the definition of their regulations and responsibilities.  The following Committees shall be permanent:  Audit Committee and People Management as well as the Governance Committee, installed in accordance with the terms of Article 27.

SECTION II
BOARD OF OFFICERS

ARTICLE 22 - The Board of Officers shall be comprised of at least two (2) and up to seven (7) Officers, being one Chief Executive Officer, one Chief Financial Officer, one Investor Relations Officer and four (4) Officers, all resident in the Country, appointed by the Board of Directors and being its dismissal possible at any time, with a term of office of one (1) year, reelection permissible.

1st Paragraph - The responsibilities of the officers shall be defined by the Board of Directors, which shall also establish the fixed compensation of each member of the Board of Officers, and shall distribute, whenever applicable, the participation in the profits established by the Shareholders’ Meeting.

2nd Paragraph - The officers shall ensure the compliance of the law and the Bylaws.

3rd Paragraph - The Chief Executive Officer shall be responsible, in particular, for coordinating the regular activities of the Company, including the following activities:

a)     To cause the compliance with these Bylaws and the guidelines and resolutions passed at the Shareholders’ Meetings, the Board of Directors’ Meetings and the Board of Officers’ Meetings;

b)    To administer, manage and superintend the corporate business, and to issue and approve internal instructions and regulations deemed by him to be useful or necessary for causing the compliance with the general guidelines of the Board of Directors relating to the Company´s business, under the terms of article 21, “a” of these Bylaws.

c)     To keep the members of the Board of Directors informed about the activities of the Company and the progress of its operations;

d)    To annually submit to the Board of Directors, for their approval, the Management Report and the Board of Officers´ accounts, accompanied with the independent auditors´ report, as well as the proposal for allocation of the profit for the previous fiscal year;

e)     To prepare and propose, to the Board of Directors, the annual and multiannual budgets, the strategic plans, the expansion projects and the investment projects; and

f)     To exercise other duties as may be assigned to him by the Board of Directors.

4th Paragraph - The Chief Executive Officer shall be the Company´s representative before public authorities and, in the exercise of his duties regarding relationship and institutional policies, he shall be supported by the Chairman of the Board of Directors.

5th Paragraph - In case of vacancy or impediment of any officer, the Board of Directors shall designate a new officer or a substitute and shall set forth, in either case, the respective term-of-office and compensation.

6th Paragraph - The Board of Officers shall meet whenever necessary, and the meeting shall be called by the Chief Executive Officer, who shall also be the chairman of the meeting.

7th Paragraph - The meeting shall be installed with the presence of the officers representing the majority of the members of the Board of Officers.

8th Paragraph - Minutes of the meetings and the decisions of the Board shall be registered in the proper book.

9th Paragraph - The members of the Board of Officers shall be vested in office upon signature of the respective term, drawn up in the proper book, and the vesting in office shall be conditioned to the signature of the Statement of Consent of Senior Managers (as defined in the Regulation).  The Officers shall, immediately after vested in office, inform the BM&FBOVESPA the amount and the characteristics of the securities issued by the Company that they hold, directly or indirectly, including its derivatives.

ARTICLE 23 - The Board of Officers shall have all the powers and attributions that the law, the Bylaws and the Board of Directors of the Company confer upon it for the performance of the necessary acts to the regular operation of the Company, being entitled to decide on the performance of all actions and transactions related to the purpose of the Company which are not within the responsibilities of the Shareholders’ Meeting or the Board of Directors, as well as all actions and transactions which do not require previous authorization from the Board of Directors.

1st Paragraph - With due regard to the provisions above, the Board of Officers shall:

a)     Represent the Company in accordance with its Bylaws, whether in court or out-of-court, with due regard to the attributions set forth in law, and appoint ad negotia or ad judicia attorneys-in-fact;

b)    Prepare and perform the plans and investment and development policies, as well as the respective budgets, with due regard to the deliberative capacity of the Board of Directors; and

c)     Control and analyze the behavior of the controlled, affiliate and subsidiary companies in view of the expected results.

2nd Paragraph - The Board of Officers may designate one of its members to represent the Company in acts or transactions in the country or abroad, or designate an attorney-in-fact to perform a specific act.

ARTICLE 24 - In addition to the provisions listed in Paragraph 3 of Article 22 above, the Company’s Chief Executive Officer shall have powers to preside over the meetings of the Board of Officers and supervise the compliance of general decisions.

ARTICLE 25 - All acts that create responsibility for the Company, or discharge third parties obligations to the Company, including the representation of the Company in court, actively or passively, shall only be deemed valid if approved according to the Bylaws and if they have:

a)     the joint signature of the Chief Executive Officer and another Officer; or

b)    the joint signature of two Officers; or

c)     the signature of one Officer together with an attorney-in-fact; or

d)    the joint signature of two attorneys-in-fact of the Company.

1st Paragraph - The powers-of-attorney shall always be executed by two members of the Board of Officers, and shall be granted for specific purposes and for a determined term, except for those with the powers of the ad judicia clause.

2nd Paragraph - The Company shall be represented solely by any of the Officers, without regard to the formalities set forth in this Section in the cases of personal testimony and in their condition of representatives of the Company on judicial hearings.

SECTION III
AUDIT COMMITTEE

ARTICLE 26 - The Audit Committee, an advisory body to the Board of Directors and permanently installed, shall have the responsibilities set under CVM Rule No. 308/99, as amended, these Bylaws and its internal charter.

1st Paragraph - The Audit Committee shall have operational autonomy with an annual and per project budget allocation.

2nd Paragraph - The Audit Committee shall have a procedure to receive complaints, including confidentially, both internal and external to the Company, regarding the matters within its responsibility.

3rd Paragraph - The Audit Committee may hire outside independent advisers.

4th Paragraph - The Audit Committee shall be comprised of at least three (3) members, appointed by the Board of Directors and subject to dismissal by the Board of Directors, for a term of office of up to ten (10) years and as provided under CVM Rule No. 308/99. In case of any vacancy, the Board of Directors shall appoint new members which shall be in office for the remainder of the term.

5th Paragraph - At least one (1) member of the Audit Committee shall have knowledge of corporate accounting.

6th Paragraph - In addition to any authority granted by Board of Directors and under its internal charter, the Audit Committee is responsible for:

a)     supervising the relationship between the Company and its external auditors, including (i) opining in connection with their appointment and compensation, (ii) recommending the performance of other services, (iii) assessing the independence, quality and adequacy of services, and (iv) mediating the resolution of disagreements between management and the external auditors;

b)    supervising the Company’s departments responsible for: (i) internal controls, (ii) internal audit, and (iii) financial reporting;

c)     monitoring the quality and integrity of (i) internal controls, (ii) internal audit, and (iii) financial reporting;

d)    assessing and monitoring the Company’s risk exposure, including requesting specific information regarding internal policies and procedures in connection with (i) management compensation, (ii) the use of corporate resources, and (iii) corporate expenses;

e)     assessing and monitoring, jointly with management, the Company’s internal audit department and the adequacy of related party transactions;

f)     investigating any complaints in connection with financial statements, internal controls and external auditors;

g)    preparing an annual summarized report, to be presented with the Company’s financial statements, on (i) the Audit Committee’s activities and any recommendations, (ii) any matters in which there was a material disagreement between management, external auditors and the Audit Committee in connection with the Company’s financial statements.

7th Paragraph - Without prejudice to the above, the Audit Committee will also perform the roles of an audit committee under United States laws, specially the Sarbanes-Oxley Act of 2002.

8th Paragraph - The members of the Audit Committee will select one of their peers to act as chairman, which shall be an independent member of the Board of Directors and will be in charge of convening Extraordinary Meetings and determining the agenda for meetings, provided that the Audit Committee shall meet at least prior to the publication of any financial statements. All decisions of the Audit Committee shall be recorded in minutes signed by all members present.

9th Paragraph - The Audit Committee’s internal charter shall provide rules and procedures regarding its activities and meetings supplemental to these Bylaws.

10th Paragraph - The Audit Committee, or its chairman, shall meet with the Board of Directors at least quarterly and shall be present at any Shareholder’s Meeting.

SECTION IV
GOVERNANCE COMMITTEE

ARTICLE 27 - The Governance Committee shall be installed if the Controlling Shareholder holds an amount of shares that represents a Participation in the Dividends of less than thirty five percent (35%).

1st Paragraph - The Governance Committee, when installed, shall be comprised of at least three (3) members, with a majority being Independent Directors.

2nd Paragraph - The Governance Committee shall be chaired by an Independent Director, who shall have the power to call extraordinary meetings and determine the agenda of any meetings.

ARTICLE 28 - The Governance Committee is responsible for the following decisions:

a)     opining on the appointments of Independent Directors chosen by the Controlling Shareholder, provided that it may issue a confidential opinion prior to the Shareholder’s Meeting upon consultation from the Controlling Shareholder;

b)    opining on the composition of the Board of Directors with regard to the experience and professional qualification attributes that should be represented in the Board of Directors according to Paragraph 1 of Article 18;

c)     recommending to the Board of Directors corporate governance guidelines applicable to the Company and monitor its implementation;

d)    analyzing and approving annually the Company’s Code of Conduct; and

e)     analyzing and opining with regards to situations that create potential conflicts of interests between the Directors and the Company.

Sole Paragraph – In case the Governance Committee verifies that any Independent Director of the Board of Directors appointed by the Controlling Shareholder does not in fact meet the independence criteria (as set forth in the Regulation), the Audit Committee shall notify the Board of Directors so that the Board of Directors may notify the Controlling Shareholder and request the appointment of another member.

CHAPTER VI
FISCAL BOARD (CONSELHO FISCAL)

ARTICLE 29 - The Company shall have a Fiscal Board composed of three (3) to five (5) members and alternates in equal number.  The Fiscal Board shall not be permanent.  It shall only be elected and installed by the Shareholders’ Meeting upon the request of the shareholders, in the cases provided by Brazilian Corporate Law.

Sole Paragraph - The members of the Fiscal Board shall be vested in office upon signature of the respective term, drawn up in the proper book, being the vesting in office conditioned to the signature of the Statement of Consent from Fiscal Board Members (as defined in the Regulation).  The members of the Fiscal Board shall, immediately after vested in office, inform the BM&FBOVESPA the amount and the characteristics of the securities issued by the Company that they hold, directly or indirectly, including its derivatives.

ARTICLE 30 - The Fiscal Board shall meet whenever called by any of its members, at least once every three months.  The operation of the Fiscal Board shall end on the Annual Shareholders’ Meeting subsequent to its installation, and reelection of its members is permitted.

ARTICLE 31 - The compensation of the members of the Fiscal Board shall be determined at the Shareholders’ Meeting during which they are elected.

CHAPTER VII
CORPORATE YEAR, FINANCIAL STATEMENT AND PROFIT ALLOCATION

ARTICLE 32 - The Company’s fiscal year shall have a term of one (1) year and shall end on the last day of December of each year.

ARTICLE 33 - At the end of each fiscal year the financial statements required by law shall be drawn up based on the Company’s accountancy:

a)     Balance sheet;

b)    Statement of changes in net worth position;

c)     Statement of results of the fiscal year; and

d)    Statement of origin and application of resources.

1st Paragraph - Jointly with the financial statements of the fiscal year, the Board of Directors shall present during the Annual Shareholders’ Meeting a proposal on the destination to be given to the net profit, observing the provisions of Brazilian Corporate Law and these Bylaws.

2nd Paragraph - The Board of Directors may determine the preparation of balance sheets at any time, respecting provisions of law, and approve the distribution of intercalary dividends based on the profits verified.

3rd Paragraph - At any time, the Board of Directors may also deliberate the distribution of intermediary dividends, to the account of accumulated profits or reserve of existing profits.

4th Paragraph - The amount paid or credited as interest on equity capital under the terms of article 9, Paragraph 7 of Law nº 9.249/95, and the applicable laws and regulations, may be regarded as obligatory dividend and integrate the total value of the dividends distributed by the Company for all legal purposes.

5th Paragraph - Intermediate and intercalary dividends shall always be credited and considered as anticipation of the mandatory dividend.

ARTICLE 34 - From the results of the fiscal year, occasional accumulated losses and income tax provision shall be deducted from the results of the fiscal year prior to any participation.

1st Paragraph - Over the remaining profit calculated as described in this Section’s mainline, the statutory participation of the Managers shall be calculated to the maximum extent permitted by law.

2nd Paragraph - The net profit of the fiscal year after the deduction referred to in the previous paragraph, shall be applied as follows:

a)     five percent (5%) for the legal reserve until it reaches twenty percent (20%) of the Company’s paid up capital;

b)    twenty-five percent (25%) of the balance of the net profit of the fiscal year, after the deduction referred to in the previous paragraph and adjusted pursuant to article 202 of Brazilian Corporate Law, shall be used to pay mandatory dividend to all of its shareholders;

c)     every time the amount of the minimum dividend is greater than the amount of the realized part of the fiscal year, the administration may suggest, and a Shareholders’ Meeting approve, the destination of the excess to the constitution of profit reserve to be realized, pursuant to article 197 of Brazilian Corporate Law; and

d)    the remaining balance shall have the destination attributed to it by the Board of Directors, provided it has been approved during the Shareholders’ Meeting, or it has not been decided otherwise, pursuant to article 196 of Brazilian Corporate Law.

CHAPTER VIII
LIQUIDATION

ARTICLE 35 - The Company shall be liquidated in the cases established by law or by virtue of a decision of the Shareholders’ Meeting, and shall be extinguished at the end of the liquidation process.

Sole Paragraph - The Board of Directors shall appoint the liquidator and determine the process and the directives to be observed and shall establish its compensation.

CHAPTER IX
RULES CONCERNING THE TRANSFER OF SHARES

ARTICLE 36 - The Controlling Shareholder, as established on March, 23th 2015, shall observe the following restrictions concerning the transfer of 31,463,850 (thirty one million, four hundred sixty three thousand, eight hundred and fifty) preferred shares held on March, 23th 2015:

a)     31,463,850 (thirty one million, four hundred sixty three thousand, eight hundred and fifty) preferred shares must be held by the Controlling Shareholder and its permitted transferees, pursuant to the terms established in the 1st and 2nd paragraphs of this Article 36, without interruption until March, 23th 2016; and

b)    After the time period established in clause “a” above, the Controlling Shareholder and its permitted transferees, pursuant to the terms established in the 1st and 2nd paragraphs of this Article 36, shall hold, without interruption, at least 15,731,925 (fifteen million, seven hundred and thirty one thousand, nine hundred twenty five) preferred shares, being permitted to transfer 15,731,925 (fifteen million, seven hundred and thirty one thousand, nine hundred twenty five), without being subject to the restrictions of Article 37 below.

1st Paragraph - Until March, 23th 2017, the Controlling Shareholder, as determined on March, 23th 2015, shall only be allowed to transfer preferred shares covered by this Article 36 in private transactions, outside of a stock exchange or organized over-the-counter market, to acquirers who agree to comply with the restrictions provided in this Article 36. For the purposes of this paragraph, the sale by the Controlling Shareholder of preferred shares pursuant to a restricted efforts offering under CVM Rule No. 476/09, as amended, or a single block auction will be deemed to be a private transaction provided the acquirer of these shares agrees to be bound by the restrictions provided herein.

2nd Paragraph - Any subsequent private transfer of preferred shares initially transferred by the Controlling Shareholder, as determined on March, 23th 2015, pursuant to the terms of the 1st paragraph above and the time restrictions established in this Article 36, shall only occur if the new acquirer of these preferred shares agrees to comply with the restrictions provided in this Article 36.

3rd Paragraph - The transfer restrictions of preferred shares provided in this Article 36 shall not apply to preferred shares derived from the conversion of common shares or that are acquired by the Controlling Shareholder after March, 23th 2015.

ARTICLE 37 - The transfer of common shares owned by the Controlling Shareholder or of preferred shares resulting from the conversion of common shares, shall be subject to the restrictions of this Article 37.

1st Paragraph - The transfer of common shares owned by the Controlling Shareholder or of preferred shares resulting from the conversion of common shares, in one or more private transactions, outside of an exchange or organized over-the-counter market, shall only be allowed, independently of the percentage of common shares or preferred shares subject to such transaction, if the acquirer of those common shares or preferred shares agrees not to transfer the acquired shares on an exchange or organized over-the-counter market for twelve (12) months commencing on the date of the transaction.  In these cases, the Controlling Shareholder shall not make a new private transfer, outside of a stock exchange or a block trade, of common shares or preferred shares resulting from the conversion of common shares for six (6) months commencing on the date of the transaction.

2nd Paragraph - Any subsequent private transfer of the shares initially transferred by the Controlling Shareholder pursuant to the terms of the 1st paragraph above within the twelve (12) month period shall only occur if the new acquirer agrees not to transfer such shares on an exchange or organized over-the-counter market until the end of the twelve (12) months commencing on the date that such shares were transferred by the Controlling Shareholder.

3rd Paragraph - Except in the case of an organized sale process, as provided in the 4th paragraph below, the Controlling Shareholder shall not transfer, in any transaction on an exchange or organized over-the-counter market, a number of preferred shares that represents a Participation in the Dividends greater than three percent (3%). Any sale on an exchange or organized over-the-counter market shall automatically impede the Controlling Shareholder from making a new transfer of preferred shares, on an exchange or organized over-the-counter market, for at least six (6) months commencing on the date such sale occurs, without prejudice to the provisions of the 4th paragraph below.

4th Paragraph - The transfer of preferred shares that represent Participation in the Dividends greater than three percent (3%) shall only be made through a public offering registered with the CVM, the Controlling Shareholder in this case will be subject only to the transfer restrictions that are part of the public offering.

ARTICLE 38 - The transfer restrictions contemplated in this Chapter IX shall cease definitively and immediately at the moment in which (a) a public tender offer for the acquisition of shares occurs as a result of the transfer of control of the Company as provided in Article 40; or (b) the Controlling Shareholder holds an amount of shares in the Company that represents Participation in the Dividends equal to or less than fifteen percent (15%).

Sole Paragraph – In case the Controlling Shareholder has Participation in the Dividends greater than fifteen percent (15%) and is part of a group of shareholders, acting together through a shareholders agreement or through any other means, the restrictions provided in this Chapter IX will not apply to shareholders of the controlling group who hold less than fifteen percent (15%) of the Participation in the Dividends.  In order to calculate the Participation in the Dividends for purposes of this Article 38, all of the shares of the Company owned by the shareholder that are under common Control of the shareholder should be aggregated.

ARTICLE 39 - In case the Controlling Shareholder acquires preferred shares after March, 23th 2015, such Controlling Shareholder shall be allowed to transfer preferred shares in amounts equal to the preferred shares acquired after such date, without the application of any restriction provided in Articles 37 and 38 on the transfer of such preferred shares.

CHAPTER X

TRANSFER OF THE CORPORATE CONTROL, CANCELLATION OF THE REGISTRATION OF PUBLICLY HELD COMPANY THE DISCONTINUATION OF THE DIFFERENTIATED CORPORATE GOVERNANCE PRACTICES AND OF THE ACQUISITION OF THE RELEVANT PARTICIPATION

ARTICLE 40 - Without prejudice to Chapter IX of these Bylaws, the disposal of control of the Company, whether by one single transaction or in a series of successive transactions shall be carried out on precedent or resolutive condition, namely, that the Buyer (as defined in the Regulation) undertakes to tender a public offer for the acquisition of further shares held by the other shareholders in the Company, observing the conditions and terms provided for in applicable law and the Regulation, so that they may be accorded the same treatment as the Selling Controlling Shareholder (as defined in the Regulation).

Sole Paragraph - The price of the public offer referred in the caput of this article (a) shall be the price paid per share of the block of control, for the holders of preferred and common shares of the Company with voting rights, and (b) shall be equal to thirty-five (35) times the price paid for the block of control for the owners of preferred shares of the Company.

ARTICLE 41 - The public offer referred in the previous article will also be mandatory:

a)     when there has been a paid assignment of subscription rights for shares and other securities or rights related to share convertibles, that may result in Disposal of the Company’s Share Control (as defined in the Regulation); and

b)    whenever there has been disposal of controlling interest in a company that holds the Company’s Share Control (as defined in the Regulation); in such case, the Selling Controlling Shareholder shall be obliged to inform the BM&FBOVESPA the value ascribed to the company in under the aforesaid disposal transaction and attach supporting documents of such value.

ARTICLE 42 - Without prejudice to Chapter IX of these Bylaws, whoever acquires the Share Control of the Company, by means of a private share purchase agreement entered into with the Controlling Shareholder, whatever the amount of shares involved, shall be required to:

a)     tender the public offer referred in article 40 of these Bylaws; and

b)    pay, in the terms described below, amount equal to the difference between the price of the public offer and the value paid for share bought on the stock exchanges over the period of six (6) months prior to the date of the acquisition of Company’s Control, duly updated until the payment date, provided that the amount to be paid per preferred share pursuant to the terms in this clause (b) shall correspond to thirty-five (35) times the price paid per common share. Said amount shall be distributed among all the persons selling the Company’s shares in the floor sessions in which the Purchaser (as defined in the Regulation) effected the acquisitions, proportionally to the net daily selling balance of each person, it being the duty of the BM&FBOVESPA to carry out the distribution, under the terms of its regulations.

ARTICLE 43 - The Company shall not register any transfer of shares for the Buyer (as defined in the Regulation) or to those who come to hold the Share Control (as defined in the Regulation) while they do not execute the Statement of Consent from Controlling Shareholders (as defined in the Regulation).

ARTICLE 44 - The Company shall not register shareholders’ agreements that include provisions on the exercise of Share Control while its signatories do not sign the Statement of Consent from Controlling Shareholders.

ARTICLE 45 - It is hereby established the obligation of the Controlling Shareholder or the Company to launch a public tender offer for acquisition of shares for cancellation of registration as a publicly-held company.  The minimum price to be offered shall correspond to the Economic Value verified in the appraisal report referred in item 10.1 of the Regulation, respecting the legal and regulatory applicable rules and observing the different economic rights of each class of shares.

ARTICLE 46 - It is hereby established the obligation:

a)     of the Controlling Party to launch a public tender offer for acquisition of shares pertaining to the other shareholders of the Company, in case of exit of the Company of the Level 2, so that the shares of the Company are registered for negotiation outside of Level 2; and

b)    of the Controlling Party to launch a public tender offer for acquisition of shares pertaining to the other shareholders of the Company, in case of a corporate restructuring after which the resulting company does not have its securities admitted for trading in the Level 2, within one hundred and twenty (120) days counted from the date of the shareholders’ meeting at which the transaction was approved.

1st Paragraph - In both cases, the price to be offered shall correspond, at least, to the Economic Value to be calculated as according to the provisions of Section X of the Regulation, observing legal and regulatory applicable rules.

2nd Paragraph - The Controlling Shareholder is discharged from proceeding to the public tender offer of the shares referred to in the head paragraph of this article if the Company exits Level 2 of Corporate Governance by reason of the entry into an Agreement for listing of the Company’s shares in the special segment of the BM&FBOVESPA called Novo Mercado (“Novo Mercado”) or if the company surviving from a corporate reorganization obtains authorization for trading securities in the Novo Mercado within one hundred and twenty (120) days counted from the date of the general meeting at which the referred transaction was approved.

ARTICLE 47 - The appraisal report referred in Article 45 above shall be prepared by a specialized company or institution, with proven experience and independent from the decision-making body of the company, its senior managers and/or controlling shareholders, provided that such report shall also comprise with provisions of paragraph 1 of article 8º of Brazilian Corporate Law without prejudice of the liability set out in paragraph 6 of the same article of the Law.

1st Paragraph - The choice of the institution or specialized company responsible for the determination of the Economic Value of the Company is of exclusive competence of the Shareholders’ Meeting, as of the presentation, by the Board of Officers, of a triple list, and such deliberation shall, blank votes not being computed to that end, and being each share, irrespective of kind or class, shall carry one vote, be taken by the majority of votes, of the shareholders representative of the Shares on the Market (as defined in the Regulation) present in such shareholders’ meeting, which, if installed in the first call, shall count with the presence of shareholders that represent, at least, twenty percent (20%) of the total Shares on the Market or, if installed on the second call, may count with the presence of any number of shareholders representative of the Shares on the Market.

2nd Paragraph - The costs for preparation of the appraisal report shall be undertaken in whole by the offering shareholder.

ARTICLE 48 - In the event there is no Controlling Shareholder, in case it is approved the exit of the Company of Level 2 of Corporate Governance segment, in order that the securities issued thereby may be listed for trading outside the Level 2 of Corporate Governance segment, or by reason of a corporate reorganization in which the company surviving from such corporate reorganization does not have its securities admitted for trading in the Level 2 of Corporate Governance segment or in the “Novo Mercado” segment within one hundred and twenty (120) days counted from the date of the general meeting at which the referred transaction was approved, said exit will be conditioned on a public tender offer being carried out under the same conditions provided for in article 46 above.

1st Paragraph - The general meeting at which the referred transaction was approved shall define the party(ies) responsible for carrying out the public tender offer, which, being present at the meeting, shall expressly undertake the obligation to carry out the public tender offer.

2nd Paragraph - In the absence of definition of the party(ies) responsible for carrying out the public tender offer, in case of corporate reorganization, pursuant to the terms of the 1st Paragraph above, it shall be the duty of the shareholders having voted favorably for the corporate reorganization to carry out the public offering.

ARTICLE 49 - The exit of the Company from the Level 2 of Corporate Governance segment by reason of failure to comply with the obligations provided for in the Regulation shall be conditioned on the public tender offer of the shares being effected, at least, for the Economic Value of the shares, to be determined in an appraisal report as mentioned in article 47 above, with due regard to the applicable legal and regulatory rules.

1st Paragraph - The Controlling Shareholder shall conduct the public tender offer provided for in the head paragraph of this article.

2nd Paragraph - In the event there is no Controlling Shareholder and the exit from Level 2 of Corporate Governance segment referred to in the head paragraph of this article arises out of a decision made at the general meeting, the shareholders having voted favorably to the adoption of the resolution that gave rise to the respective noncompliance will conduct the public tender offer as set forth in the head paragraph of this article.

3rd Paragraph - In the event there is no Controlling Shareholder and the exit from Level 2 of Corporate Governance segment referred to in the head paragraph of this article is due to a management’s act or fact, the directors of the Company shall call a shareholders’ meeting whose agenda shall be to adopt a resolution on how to remedy the noncompliance with the obligations provided for in the Regulation or, if the case may be, to decide that the Company shall exit from the Level 2 of Corporate Governance segment.

4th Paragraph - In case the general meeting mentioned in Paragraph 2 above shall decide that the Company shall exit from Level 2 of Corporate Governance segment, the referred general meeting shall define the party(ies) responsible for conducting the public tender offer provided for in the head paragraph of this article, which, being present at the meeting, shall expressly undertake the obligation to conduct the public tender offer.

ARTICLE 50 - Without prejudice to Articles 40 and 49 of these Bylaws, any person or group of persons (“Relevant Buyer”), who acquires or becomes the owner of, for any reason, shares of the Company that represents Participation in the Dividends equal to or greater than thirty percent (30%), independent of whether the shareholder was a shareholder of the Company prior to the specific transaction that results in the ownership of these shares, shall launch a public tender offer pursuant to this Article 50 (“30% Tender Offer”) for the acquisition of up to all shares of the Company, observing CVM’s applicable regulation, BM&FBOVESPA’s applicable regulation and the terms of this Article.  The Relevant Buyer shall request the registration of, if applicable, or launch the 30% Tender Offer within thirty (30) days from the date of acquisition or the date of the event that resulted in the ownership of the shares or rights representing Participation in the Dividends equal or greater than thirty percent (30%).

1st Paragraph - The 30% Tender Offer shall (i) be open to all shareholders of the Company, (ii) provide an auction to be carried out through the BM&FBOVESPA, (iii) be launched at the price determined in accordance with the second paragraph of this Article, and (iv) be paid in cash in Brazilian reais.

2nd Paragraph - The acquisition price in the 30% Tender Offer for each share of the Company shall be determined based on the greatest price paid by the Relevant Buyer per share of the Company in any negotiation, with respect to any kind or class, in the twelve (12) month period preceding the date in which the 30% Tender Offer becomes mandatory pursuant to the terms of this Article 50, adjusted for corporate events such as distribution of dividends and interest on stockholder’s equity, groupings, splits or warrants.  If the greatest price paid by the Relevant Buyer in the twelve (12) month period refers to common shares, such price shall be the acquisition price in the 30% Tender Offer for each common share of the Company, and the acquisition price in the 30% Tender Offer for each preferred share shall be thirty-five (35) times the price of each common share.  Inversely, if the greatest price paid by the Relevant Buyer in the twelve (12) month period refers to preferred shares, such price shall be the acquisition price in the 30% Tender Offer for each preferred share of the Company, and the acquisition price in the 30% Tender Offer for each common share shall be 1/35 times the price of each preferred share.

3rd Paragraph - Launch of a 30% Tender Offer does not preclude another shareholder or the Company from launching a competing tender offer according to the terms of the applicable regulation.

4th Paragraph - The Relevant Buyer shall meet any requests and requirements by the CVM within the prescribed timeframe of the applicable regulation.

5th Paragraph - If the Relevant Buyer does not comply with the obligations imposed by this Article, including with respect to the maximum timeframes (i) for the implementation or application to register, if applicable, the 30% Tender Offer; or (ii) to comply with any requests and requirements of the CVM, the Board of Directors of the Company may call a Shareholders’ Meeting, in which the Relevant Buyer will not be allowed to vote, to vote on the suspension of the rights of the Relevant Buyer who did not comply with any of the obligations imposed by this Article, in accordance with Article 120 of Brazilian Corporate Law, without prejudice to the responsibility of the Relevant Buyer for damages and losses caused to the other shareholders as a result of failing to comply with the obligations imposed by this Article 50.

6th Paragraph - The calculation of the Participation in the Dividends that is equal to or greater than thirty percent (30%), pursuant to the terms in the caput of this Article 50, shall not include involuntary increases in the shareholders’ participation that result from the cancellation of treasury shares or reduction of the capital stock of the Company due to the cancellation of shares.

7th Paragraph - The obligation to make a 30% Tender Offer shall not apply to the Controlling Shareholder, as determined on March, 23th 2015, as well as its quotaholders, indirect partners, heirs and successors, provided that such Controlling Shareholder or its quotaholders, indirect partners, heirs and successors maintain, without interruption, ownership of a number of shares of the Company that represent a Participation in the Dividends equal to or greater than seven and a half percent (7.5%) from March, 23th 2015 until the date in which they acquire, or become owners, for whatever reason, of shares of the Company that represent Participation in the Dividends equal to or greater than thirty percent (30%), pursuant to the terms in the caput of this Article.

ARTICLE 51 - The Company or the shareholders responsible for the public tender offer for the acquisition of shares described in this Chapter X, in the Regulation or in the CVM regulation may conduct such offer through an intermediary that is a shareholder or a third-party.  The Company or the shareholder, as the case may be, shall have the obligation to effect a public offer for the acquisition of shares until such public tender offer is concluded in accordance with the applicable laws.

ARTICLE 52 - A single public tender offer may be effected to fulfill more than one of the requirements in this Chapter X, the Regulation or CVM’s regulation, as long as it is possible to make the procedures required for each of the public tender offers compatible, the buyers in the offer are not harmed and CVM authorizes it, when required by applicable law.

CHAPTER XI

INTERPRETATION

ARTICLE 53 - For purposes of these Bylaws:

a)     the Participation in the Dividends of any shareholder or represented by a certain number of shares shall be expressed as a percentage, without taking into consideration any profit or its distribution in a given fiscal year and shall be determined pursuant to the application of the following formula:

Whereas:

PnD = expression in percentage of the Participation in the Dividends of the given shareholder;

XON = number of common shares of the Company held by the shareholder or involved in the specific transaction in question on the calculation date.

XPN = number of preferred shares of the Company held by the shareholder or involved in the specific transaction in question on the calculation date.

TON = number of total common shares issued by the Company on the calculation date.

TPN = number of total preferred shares issued by the Company on the calculation date.

b)    Controlling Shareholder is a person or a group of persons (i) bound by agreements or voting contracts of any nature, directly or through controlling, controlled or sister companies; or (ii) where there exists a control relationship; or (iii) under common control (“Group of Shareholders”), that, in effect exercises the power to direct the social activities and guides the functioning of the Company’s bodies, directly or indirectly, in fact or by law, regardless of the interest actually held.  There is a presumption of control with respect to persons or a Group of Shareholders who own shares that have given them an absolute majority of shareholder votes present at three (3) consecutive Shareholders’ Meetings, even if the amount of shares held does not give them an absolute majority of the voting shares.

CHAPTER XII

GENERAL PROVISIONS

ARTICLE 54 - The situations not provided for in these bylaws shall be resolved by the Shareholders’ Meeting and regulated according to the provisions of Brazilian Corporate Law and the Regulation.

ARTICLE 55 - The Company, its Shareholders, its Senior Managers and the members of the Fiscal Board undertake to resolve, by means of arbitration, before the Market Arbitration Chamber, any and all dispute or controversy that may arise between them, related to or arising from, specially, the application, validity, effectiveness, interpretation, violation and its effects, of the provisions contained in the Brazilian Corporate Law, Company’s Bylaws, in the rules issued by the National Monetary Council, the Brazilian Central Bank and the Securities Commission, as well in the other rules applicable to functioning of the securities market in general, as well as those of the Regulation, of the Sanctions Regulation (as defined in the Regulation), of the Agreement for Listing in the Level 2 of Corporate Governance of the BM&FBOVESPA, and of the Arbitration Regulation (as defined in the Regulation).

ARTICLE 56 - The dividends that are not received or requested shall expire in a three (3) year period as of the date in which they are made available to the shareholder, and shall revert in favor of the Company.

ARTICLE 57 - The Company shall observe the shareholders’ agreements registered according to article 118 of Brazilian Corporate Law, and the administration shall refrain from making the registry of the transfer of shares contrary to the respective terms, and the Chairman of the Shareholders’ Meeting and the Chairman of the Board of Directors Meeting, and refraining from computing the votes against such agreements.

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